                                                                     EXHIBIT 4.1

                       FIRST AMENDMENT TO SERIES A WARRANT

     FIRST AMENDMENT dated JANUARY 19, 2010 to Series A Warrant ("Series A
Warrant") dated April 8, 2008 issued by Inksure Technologies, Inc. ("Issuer") to
Smithfield Fiduciary LLC ("Holder") for 3,570,337 shares of Common Stock of
Issuer.

     FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Issuer and Holder agree to modify the Series A Warrant as follows:

     1.   The number of shares of Common Stock as to which the Series A Warrant is exercisable is hereby reduced from 3,570,337 to 2,183,000 shares.

     2.   The Exercise Price, as defined in Section 1(b) of the Series A Warrant is hereby decreased from $0.60 to $0.15, subject to adjustment for events occurring hereinafter as provided in the Series A Warrant.

     3.   Section 2(a) of the Series A Warrant is hereby amended by inserting after the words "equal to" the word "83(1/3)% of".

     4.   Section 4 is deleted in its entirety.

     5.   Except as expressly modified hereby, the Series A Warrant remains in full force and effect and unmodified.

                                     INKSURE TECHNOLOGIES, INC.

                                     By:/s/ Gadi Peleg
                                     -----------------
                                     Gadi Peleg
                                     Chairman of the Board

                                     SMITHFIELD FIDUCIARY LLC
                                     By: Highbridge Capital Management, LLC, its
                                     Trading Manager

                                     By:/s/ Mark J. Vanacore
                                     -----------------------
                                     Mark J. Vanacore